Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-8 No. 333-191477) pertaining to the Incentive and Directors’ Compensation Plans of CNH Industrial N.V.

2.Registration Statement (Form S-8 No. 333-196574) pertaining to the CNH Industrial N.V. Equity Incentive Plan of our reports dated March 4, 2015, with respect to the consolidated financial statements of CNH Industrial N.V. and the effectiveness of internal control over financial reporting of CNH Industrial N.V. included in this Annual Report (Form 20-F) of CNH Industrial N.V. for the year ended December 31, 2014.

/s/ Ernst & Young LLP Chicago, Illinois March 4, 2015